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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT

         THIS EMPLOYMENT AGREEMENT is made and entered into this 1st day of March 2003, by and between Polymer Solutions, Inc., a Nevada corporation ("PSI"), Alternative Materials Technology, a Nevada corporation and wholly owned subsidiary of PSI (the "Company") and William A. Maligie, a resident of California ("Executive").

                                   WITNESSED:

         WHEREAS, William A. Maligie Executive has been steadily employed for the past 14 years and has served as the President and Chief Executive Officer. The present Agreement has expired and the parties wish to enter into a new agreement (the "Agreement") on the terms set forth herein;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto intending to be legally bound, hereby agree as follows:

         1. EMPLOYMENT. The Company hereby employs the Executive as its President, and Chief Executive Officer and the Executive accepts such employment and agrees to perform services for the Company, subject always to such resolutions and reasonable requirements as are established from time to time by the Board of the Company during the term of this Agreement and upon the other terms and conditions set forth in this Agreement.

         2. TERM. The term of the Executive's employment hereunder shall be for a period of 5 years, commencing on March 1st, 2003 and shall be automatically extended at the end for an additional three (3) years upon the expiration of the term unless the Company or the Executive have given 90 days written notice to the other of the decision not to continue with this Agreement before the end of the term. The term of the Executive's employment hereunder is subject to earlier termination as hereafter specified.

         3. RETIREMENT. It is further understood that at the age of 60 years the contract shall be reduced to a term of one year and renewable each year automatically if neither party gives 90 days written notice to the other of their decision to terminate this agreement. The term of the Executive's employment hereunder is subject to earlier termination as hereafter specified except that there will be no severance pay or benefits that extends beyond the age of 65 years.

         4.       POSITION AND DUTIES.

         4.1 SERVICE WITH THE COMPANY. During the term of this Agreement, the Executive agrees to perform such employment duties as the Board of Directors of the Company shall assign to him from time to time, and is customary for a similar position within the Company's industry. The scope of his duties shall include but not be limited to making personnel additions or changes, overseeing research and development of new products, overseeing the manufacturing process, approving purchasing of materials, managing marketing and sales and evaluating results of operations.

         4.2 NO CONFLICTING DUTIES. During the term hereof, the Executive shall not serve as

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an officer, director, employee, consultant or advisor to any other business that operates a business similar to the business operated by the Company without the prior written consent of the Board of the Company which shall not be unreasonably withheld. The Executive will devote all his time, effort and skill to the operation of the Company, and will offer any business opportunity related to the current business of the Company that he encounters to the Company. The Executive hereby confirms that he is under no contractual commitments inconsistent with his obligations set forth in this Agreement, and that during the term of this Agreement, he will not render or perform services, or enter into any Agreement to do so, for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement.

         4.3 GEOGRAPHICAL AREA. The Company's corporate offices are presently located in Chico, California. If, during the term of this Agreement, the corporate offices of the Company shall be relocated the Executive shall continue to perform his duties from the present geographical location of Chico, California for the duration of the then unexpired term of this Agreement. Required travel shall not exceed an average of ten (10) working days per calendar month, as measured on a quarterly basis.

         4.4 PSI BOARD OF DIRECTORS. The Board of Directors of PSI (the "PSI Board") shall use its best efforts to nominate the Executive for election by PSI's shareholders to become a member of the PSI Board during the term of this Agreement.

         5.       COMPENSATION.

         5.1 BASE SALARY. As compensation for all services to be rendered by the Executive under this Agreement, the Company shall pay to the Executive an initial base annual salary of $150,000.00 (the "Base Salary"), which shall be paid on a regular basis in accordance with the Company's normal payroll procedures and policies. Notwithstanding the foregoing, the amount of the Base Salary shall be reviewed annually by the Board of the Company (for the sole purpose of increasing the base salary), which shall take its instructions from the PSI Board (who shall determine by majority vote whether such Base Salary amount shall be increased upon recommendation of PSI's Compensation Committee).

         5.2 INCENTIVE OPTION COMPENSATION. PSI agrees to make the Executive and the Executive agrees to become part of the EVA Plan presently in place for the employees of the Company and of PSI. Options will be granted pursuant to the Plan each year.

         5.3 INCENTIVE BONUS COMPENSATION. The Executive shall be eligible to additional cash compensation in an amount up to forty percent (40%) the Base Salary described in Section 5.1. as determined by PSI's Compensation Committee and agreed to by the PSI Board. Seventy-five percent (75%) of such additional compensation shall be based on the Executive achieving the goals he is given by the Company and twenty-five percent (25%) of such additional compensation shall be awarded at the discretion of the Board of the Company after the recommendation of the PSI Compensation Committee to the PSI Board based on other reasonable performance criteria. This additional cash compensation shall be paid to the Executive within thirty (30) days of the issued year-end financial statements for PSI.

         5.4 PARTICIPATION IN BENEFIT PLANS. The Company agrees that it will pay all premium charges incurred for any Company employee benefit plan for the Executive, his spouse and his dependents including, but not limited to, Group Life Insurance, Hospitalization, Disability, Medical, Dental, Pension, Profit Sharing, Stock Option Plans and Savings Plans. The Executive's, spouse's and

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his dependents' participation in any such plan or program shall be subject to the provisions, rules and regulations applicable thereto.

         5.5 EXPENSES. In accordance with the Company's policies established from time to time, the Company will pay or reimburse the Executive for all reasonable and necessary out-of-pocket expenses, incurred by him in the performance of his duties under this Agreement (subject to the presentment of appropriate vouchers) together with a car allowance of $500.00 per month to cover all the Executive's car expenses.

         5.6 VACATION TIME. Executive shall be entitled to take paid vacation time of up to six (6) weeks per calendar year, in addition to the normal holidays when the business is closed. Paid vacation time will accrue up to a maximum of six (6) weeks. Once the Executive has accrued six (6) weeks of paid vacation time, no more paid vacation time will accrue until the Executive's accrued unused vacation time drops below the maximum amount allowed under this policy (i.e., six (6) weeks). At that time, the Executive will again accrue paid vacation time up to the maximum amount allowed under this policy.

         6. CONFIDENTIAL INFORMATION. Except as permitted or directed by the Company's Board, the Executive shall not during the term of his employment under this Agreement or at any time thereafter divulge, furnish, disclose or make accessible (other than in the ordinary course of the business of the Company) to anyone for use in any way any confidential or secret knowledge or information of the Company or of PSI which the Executive has acquired or become acquainted with or will acquire or become acquainted with prior to the termination of the period of his employment with the Company (including employment by the Company prior to the date of this Agreement), whether developed by himself or by others, concerning any trade secrets(as defined by Civil Code Section 3426 et seq., The Uniform Trade Secrets Act), confidential or secret designs, processes, formulae, software or computer programs, plans, devices or material (whether or not patented or patentable, copyrighted or copyrightable) directly or indirectly useful in any aspect of the business of the Company, any confidential customer or supplier lists of the Company, any confidential or secret development or research work of the Company, price lists, know how, forecasts, or any other confidential, secret or non-public aspects of the business of the Company. The Executive acknowledges that the above-described knowledge or information constitutes unique and valuable assets of the Company acquired at great time and expense by the Company, and that any disclosure or other use of such knowledge or information other than for the sole benefit of the Company would be wrongful and would cause irreparable harm to the Company. Both during and after the term of this Agreement, the Executive will refrain from any acts or omissions that would reduce the value of the use of such knowledge or information to the Company. The foregoing obligations of confidentiality, however, shall not apply to any knowledge or information which is now published or which subsequently becomes generally publicly known, and/or is generally known to the people in the same or similar industry as the Company other than as a direct or indirect result of the breach of this Agreement by the Executive.

         7.       PATENTS AND RELATED MATTERS.

         7.1 DISCLOSURE AND ASSIGNMENT. The Executive will promptly disclose in writing to the Company complete information concerning each and every invention, discovery, improvement, device, design, apparatus, practice, process, software or computer program, method or product, whether or not patentable or copyrightable, made, developed, perfected, devised, conceived or first reduced to practice by the Executive, either solely or in collaboration with others, during Executive's employment under this Agreement, whether or not during regular working hours, relating either directly or indirectly to the business, products or practices of the Company (hereinafter referred to as the "Inventions"). The

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Executive, to the extent that he has the legal right to do so, hereby acknowledges that any and all of the Inventions are the property of the Company and hereby assigns and agrees to assign to the Company any and all of the Executive's right, title and interest in and to any and all of the Inventions without further payment.

         7.2 FUTURE INVENTIONS. As to any future Inventions made by the Executive which relate to the business, products or practices of the Company and which are first conceived or reduced to practice during the term of this Agreement, but which are claimed for any reason to belong to an entity or person other than the Company, the Executive will promptly disclose the same in writing to the Company and shall not disclose the same to others if the Company, within thirty (30) days thereafter, claims ownership of such Inventions.

         7.3. LIMITATIONS OF SECTIONS 7.1 AND 7.2. The provisions of Sections 7.1 and 7.2 shall not apply to any Invention meeting the following conditions (an "Excluded Invention"):

                  (a) such Invention was developed entirely on the Executive's own time; and

                  (b) such Invention was made without the use of any Company equipment, supplies, facilities or trade secret information; and such Invention does not relate

                                    (i) directly to the business of the Company, or

                                    (ii) to the Company's actual or demonstrably anticipated research or development; and

                  (d) such Invention does not result from any work performed by the Executive for the Company; and

                  (e) the Executive informs the Company in writing within one month after commencing work on any Invention that it is to be an Excluded Invention and again informs the Company in writing that such Invention has been developed within one (1) month of the date when development of such Invention is complete.

         7.4 ASSISTANCE OF THE EXECUTIVE. Upon the request of the Company and without further compensation but at no expense to the Executive, and whether during the term of this Agreement or thereafter, the Executive will do all lawful acts, including, but not limited to, the execution of papers and lawful oaths and the giving of testimony, that in the opinion of the Company, its successors and assigns, may be necessary or desirable in obtaining, sustaining, reissuing, extending and enforcing United States and foreign patents, including, but not limited to, design patents, on any and all of the Inventions, and for perfecting, affirming and recording the Company's complete ownership and title thereto, and to cooperate otherwise in all proceedings and matters relating thereto.

         7.5 RECORDS. The Executive will keep complete, accurate and authentic accounts, notes, data and records of all of the Inventions in the manner and form requested by the Company. Such accounts, notes, data and records shall be the property of the Company, and, upon its request, the Executive will promptly surrender the same to it or, if not previously surrendered upon its request or otherwise, the Executive will surrender the same, and all copies thereof, to the Company upon the conclusion of his employment.

         7.6 OBLIGATIONS, RESTRICTIONS AND LIMITATIONS. The Executive understands that

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the Company and PSI may enter into agreements or arrangements with agencies of the United States Government, and that the Company and PSI may be subject to laws and regulations which impose obligations, restrictions and limitations on it with respect to inventions and patents which may be acquired by it or which may be conceived or developed by employees, consultants or other agents rendering services to them. The Executive agrees that he shall be bound by all such obligations, restrictions and limitations applicable to any said invention conceived or developed by him during the term of this Agreement and shall take any and all further action which may be required to discharge such obligations and to comply with such restrictions and/or limitations.

         8.       EXECUTIVE'S COVENANTS

         8.1 DUTY OF LOYALTY. The Executive agrees that, while employed by the Company, he will not directly or indirectly engage in competition with the Company or PSI in any manner or capacity, nor will he make plans to engage in competition with the Company or PSI in any manner or capacity. The Executive further agrees that, while employed by the Company, he will not directly or indirectly assist or encourage any other person in carrying out, directly or indirectly, any activity that would be prohibited by the above provisions of this section if such activity were carried out by the Executive, and in particular the Executive agrees that he will not, directly or indirectly, induce any employee of the Company or PSI to carry out, directly or indirectly, any such activity.

         8.2 AGREEMENT NOT TO SOLICIT CUSTOMERS. The Executive agrees that for a period of one (1) year following the termination of his employment with Company, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, divert or appropriate, or attempt to solicit, divert or appropriate, to any competing business (i) any person or entity whose account with the Company and/or PSI was sold or serviced by or under the supervision of the Executive during the year preceding the termination of Executive's employment, or (ii) any person or entity whose account with the Company and/or PSI has been directly solicited at least twice by the Company and/or PSI within the eighteen (18) month period prior to the date of termination of Executive's employment.

         8.3 AGREEMENT NOT TO SOLICIT EMPLOYEES. The Executive agrees that for a period of one (1) year following the termination of his employment with Company, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others, solicit, encourage or otherwise persuade, or attempt to solicit, encourage or otherwise persuade, any employee of the Company or PSI to leave the employment of the Company or PSI whether or not it is to a competitor or a business, enterprise or person in a similar business as the Company.

         9.       TERMINATION PRIOR TO EXPIRATION OF THE TERM.

         9.1 DISABILITY. The Executive's employment shall terminate upon the Executive's becoming totally or permanently disabled for a continuous period of six (6) months or more. For purposes of this Agreement, the term "totally or permanently disabled" or "total or permanent disability" means Executive's inability on account of sickness or accident, whether or not job-related, to engage in regularly or to perform adequately his assigned duties under this Agreement. The Board of Directors shall reasonably determine whether the Executive can engage in regularly or perform adequately his assigned duties based on all information available to it at the time of the determination.

         9.2 DEATH OF EXECUTIVE. The Executive's employment shall terminate immediately upon the death of Executive.

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         9.3      TERMINATION FOR CAUSE. The Company may terminate the
Executive's employment at any time for "Cause" (as hereinafter defined) immediately upon written notice to Executive. Such written notice shall set forth with reasonable specificity the Company's basis for such termination. As used herein, the term "Cause" shall mean that the Executive (i) has, in the reasonable judgment of the Board of the Company, committed a criminal act or an act of fraud, embezzlement, or other act of gross misconduct, (ii) has, willfully and continually after being given written notice, violated written corporate policy or rules of the Company, or (iii) has willfully and continually refused to follow the written directions given by the Board of the Company from time to time, or breached any covenant or obligation under this Agreement or other agreement with the Company.

         9.4 RESIGNATION. The Executive's employment shall be terminated effective three (3) months following the written submission of the Executive's resignation to the Board of the Company or any earlier date as such resignation is accepted by the Company.

         9.5 TERMINATION WITHOUT CAUSE. The Company may terminate the Executive's employment without cause immediately upon written notice to the Executive. Termination "without cause" shall mean termination of employment on any basis other than termination of Executive's employment hereunder pursuant to Sections 9.1, 9.2, 9.3 and 9.4.

         9.6 SURRENDER OF RECORDS AND PROPERTY. Upon termination of his employment with the Company, the Executive shall deliver promptly (within three
(3) business days, or such later date as is agreed to in writing by the Company's designate) to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, which are the property of the Company and which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and confidential information of the Company, including, but not limited to, all documents which in whole or in part contain any trade secrets or confidential information of the Company, which in any of these cases are in his possession or under his control.

         10.      COMPENSATION UPON TERMINATION

         10.1 DISABILITY. In the event that the Executive's employment is terminated pursuant to Section 9.1 (disability), and the Executive is entitled to receive disability insurance benefits through his employment with the Company as set out in section 5.4, and the disability insurance benefits cease prior to the time set forth in this paragraph, then the Company will pay the Executive the Base Salary as set forth in this paragraph. All benefits set forth in section 5.4 that are not covered under the disability insurance and are covered under the terms of the contract the Company has with the benefit provider shall be paid for by the Company to the benefit of the Employee until the end of the time period set forth in this paragraph. If such benefits are not covered in the contract with the benefit provider, then the Company will pay the same directly to the Executive or, pursuant to the Executive's direction, to the provider of such coverage. At the end of the coverage for disability insurance benefits or six (6) months from the date of the total disability, whichever is the earlier, the Company shall make a lump sum payment to the Executive for the difference in the disability benefits received or payable for the 6 months and the Base Salary amount set out in 5.1 for the same period. Any options shall continue until they expire or such shorter period of time as is required under securities legislation in the State of California and the United States of America.

         10.2 DEATH. In the event the Executive's employment is terminated pursuant to Section 9.2 (death), Executive's beneficiary designated by the Executive in writing to the Company, or in the

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absence of such beneficiary, the Executive's estate shall be entitled to receive the Executive's then current Base Salary through the end of the month in which his death occurs.

         10.3 TERMINATION FOR CAUSE OR RESIGNATION. In the event that the Executive's employment is terminated pursuant to Sections 9.3 (termination for cause) or 9.4 (resignation), then he shall not be entitled to any compensation other than his then current Base Salary which has accrued through his date of termination.

         10.4 TERMINATION WITHOUT CAUSE. In the event the Executive is terminated by the Company pursuant to Section 9.5 (termination without cause), the Company shall pay to the Executive within ninety (90) days of the termination date an amount equal to the product obtained by multiplying the then-current monthly Base Salary by 24.

         10.5 OTHER BENEFITS UPON TERMINATION. In the event that the Executive's employment is terminated pursuant to Sections 9.1, 9.2, or 9.5, then the Executive (or Executive's beneficiary or estate in the case of termination pursuant to Section 9.2) shall also be entitled to annual incentive compensation as set forth in Sections 5.2 and 5.3, as applicable and prorated as of the date of termination.

All payments required to be made by the Company to the Executive pursuant to this Section 10 shall be paid in the manner and at the times specified in
Section 5.1 hereof save and except where they are expressly set forth in this section.

         11. ASSIGNMENT. This Agreement shall not be assignable, in whole or in part, by either party without the written consent of the other party, except that the Company shall with or without the consent of the Executive, assign its rights and obligations under this Agreement to any corporation, firm or other business entity (i) with or into which the Company may merge or consolidate, or (ii) to which the Company may sell or transfer all or substantially all of its assets or of which 50% or more of the equity investment and of the voting control is owned, directly or indirectly, by, or is under common ownership with, the Company. Upon such assignment by the Company, the Company shall obtain the assignees' written agreement enforceable by Executive to assume and perform, from and after the date of such assignment, the terms, conditions and provisions imposed by this Agreement upon the Company. After any such assignment by the Company and such written agreement by the assignee, the Company shall be discharged from all further liability hereunder and such assignee shall thereafter be deemed to be the Company for the purposes of all provisions of this Agreement including this Section.

         12.      SALE OF COMPANY OR OF PSI.

         12.1 PAYMENT OF BONUS A. Should 60% or more of the Company's assets be sold, or if more that 51% of the capital stock of the Company be sold, in either case other than in connection with an internal consolidation or reorganization with PSI, then the Executive shall be entitled to the bonus described below in Section 12.3 ("Bonus A").

         12.2 PAYMENT OF BONUS B. Should at least (60%) percent of the members of the then present Board of Directors of PSI be removed or fail to be reelected, and such changes in the composition of the Board of Directors (a) are not the result of the retirement, incapacity, sickness or voluntary resignation of any of the Board members and (b) result in a material change in management practice of the Company, then the Executive shall be entitled to the bonus described below in Section 12.4 ("Bonus B").

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         12.3     BONUS A. Bonus A shall be equal to 5% of the sale price.

         12.4 BONUS B. Bonus B shall be 5% of the product received by multiplying (x) the fair market value of one share of common stock of PSI, which shall be equal to the 10 day average closing share price of PSI as quoted on the NASDAQ O.T.C.B.B., or such other U.S. stock exchange as PSI may be listed on at the time, calculated over the 10 business days subsequent to announcement of the event triggering the entitlement to Bonus B, by (y) the number of issued and outstanding shares of common stock of PSI.

         12.5 TERM AND TERMINATION OF BONUS ENTITLEMENT. The bonuses set forth in this Section 12 shall be valid and effective for a term expiring six years from the date of the execution of this Agreement even though this Agreement may be renewed and extended from time to time for longer periods, provided, however, the bonuses described in this Section 12 shall be valid and effective on a one-time basis only such that should an event occur that triggers the payment of either Bonus A or Bonus B during the term of this Agreement and such bonus is paid to the Executive, then the provisions of this Section 12 shall thereafter terminate in their entirety and have no further force or effect although the remainder of the Agreement shall remain in full force and effect. This clause is valid only so long as the Executive is an employee of the Company.

         12.6 ENTITLEMENT TO ONE BONUS. If an event occurs that triggers the payment of both Bonus A or Bonus B simultaneously, the Executive shall only be entitled to receive one bonus either Bonus A OR Bonus B and the Executive shall have the right to elect which bonus to receive.

         12.7 PAID BY PSI. Any bonus owing under this Section 12 shall be due and payable by the Company to the Executive.

         13. INJUNCTIVE RELIEF. The Executive agrees that it would be difficult to compensate the Company fully for damages for any violation of the provisions of this Agreement, including without limitation the provisions of Sections 6, 7, and 8. Accordingly, the Executive specifically agrees that the Company shall be entitled to temporary and permanent injunctive relief to enforce the provisions of this Agreement. This provision with respect to injunctive relief shall not, however, diminish the right of the Company to claim and recover damages in addition to injunctive relief.

         14. INDEMNIFICATION. The Company shall indemnify Executive as provided in the Company's Bylaws and, to the extent required by law, for all other losses sustained by Executive in direct consequence of the discharge of his duties on Company's behalf.

         15.      MISCELLANEOUS GENERAL PROVISIONS.

         15.1 GOVERNING LAW. This Agreement is made under and shall be governed by and construed in accordance with the laws of the State of California.

         15.2 WITHHOLDING TAXES. The Company may withhold from any benefits payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

         15.3 AMENDMENTS. No amendment or modification of this Agreement shall be deemed effective unless made in writing signed by the parties hereto.

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         15.4     NO WAIVER. No term or condition of this Agreement shall be deemed to have been waived nor shall there be any estoppel to enforce any provisions of this Agreement, except by a statement in writing signed by the party against whom enforcement of the waiver or estoppel is sought. Any written waiver shall not be deemed a continuing waiver unless specifically stated, shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

         15.5 SEVERABILITY. To the extent any provision of this Agreement shall be invalid or unenforceable, it shall be considered deleted here from and the remainder of such provision and of this Agreement shall be unaffected and shall continue in full force and effect. In furtherance and not in limitation of the foregoing, should the duration or geographical extent of, or business activities covered by any provision of this Agreement be in excess of that which is valid and enforceable under applicable law, then such provision shall be construed to cover only that duration, extent or activities which may validly and enforceably be covered. The Executive acknowledges the uncertainty of the law in this respect and expressly stipulates that this Agreement shall be given the construction that renders its provisions valid and enforceable to the maximum extent (not exceeding its express terms) possible under applicable law.

         15.6 SURVIVAL. Executive's obligations under Sections 6, 7, and 8 shall survive termination of this Agreement.

         15.7 INTERNAL REVENUE PROVISION. If any payments or combined payments due to the Executive, and provided for under the parameters of this Agreement, are determined by a corporate tax professional, agreed upon by both the Executive and the Company to be subject to the provisions of the Internal Revenue Service Tax Code, its successors and amendments thereto ("IRSTC") including and not limited to section 280G of the IRSTC, then the Executive and the Company shall agree to reduce the amount of these payments to an amount that will not subject the Company or the Executive to any punitive damages or penalties pursuant to the IRSTC.

         15.8 ENTIRE AGREEMENT. This Agreement constitutes the entire understanding and agreement between Executive and Company with respect to the transactions contemplated herein and supersedes any and all prior or contemporaneous oral or written communications with respect to the subject matter hereof, all of which are merged herein. It is expressly understood and agreed that, there being no expectations to the contrary between the parties hereto no usage of trade or other regular practice or method of dealing between the parties hereto shall be used to modify, interpret, supplement or alter in any manner the express terms of this Agreement or any part hereof. This Agreement shall not be modified, amended or in any way altered except by an instrument in writing signed by both of the parties hereto.

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         IN WITNESS WHEREOF, the parties have executed and sealed this Agreement as of the day and year set forth above.

THE COMPANY:

ALTERNATIVE MATERIALS TECHNOLOGY

                                                           ATTEST:

By: /s/ Gordon Ellis
        ---------------------------            _________________________________
Title: Chairman

        ___________________________            _________________________________

                                               Corporate seal

THE EXECUTIVE:

WILLIAM A. MALIGIE

/s/ William A. Maligie
------------------------------

POLYMER SOLUTIONS, INC.

By: /s/ Gordon Ellis
------------------------------

Title: Director

ATTEST:

______________________________
Secretary

corporate seal

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